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                                                                    EXHIBIT 10.7






               AMENDMENT AND TERMINATION OF EMPLOYMENT AGREEMENT

         AGREEMENT dated as of November 18, 1996 (this "Agreement) between TSX Corporation (the "Company"), a Nevada corporation, and Harold C. Tamburro (the "Executive").

                             PRELIMINARY STATEMENT

         A. The Executive has been employed by the Company pursuant to an Employment Agreement dated as of May 1, 1995 (the Employment Agreement). Capitalized terms not otherwise defined herein are used herein as defined in the Employment Agreement.

         B. The Company, ANTEC Corporation, a Delaware corporation ("ANTEC"), and TSX Acquisition Corporation, a Nevada corporation ("Merger Sub") have entered into a Plan of Merger dated as of October 28, 1996 pursuant to which Merger Sub will be merged into the Company and the Company shall continue to exist as the surviving corporation (the "Merger"). Such Plan of Merger, as same may be amended, supplemented or modified from time to time, is referred to herein as the "Merger Agreement."

         C. Certain disputes (the "Disputes") have arisen between the Company and the Executive, including but not limited to (i) the Executive's claim that the calculation of "incentive compensation" under Section 9(c)(i) of the Employment Agreement included the income received from exercise of stock options, (ii) and the matters set forth in letters from Scott, Hulse, Marshall, Feuille, Finger & Thurmond, P.C. ("Scott & Hulse"), counsel to the Executive, to Kemp, Smith, Duncan & Hammond, P.C. ("Kemp Smith"), counsel to the Company, dated October 18, 21, 23, 30 and November 11, 1996; letters from Kemp Smith to Scott & Hulse dated October 18, 19, 22 and November 12, 1996; and letter from William H. Lambert, Chairman and C.E.O. of the Company, to the Executive dated October 28, 1996.

         D. The Company on October 28, 1996 declared the Employment Agreement to be void and terminated, and the Executive has filed with the American Arbitration Association ("AAA") a demand for arbitration under Section 14 of the Employment Agreement. The parties have reached an understanding whereby such voiding and termination will be rescinded, the Employment Agreement will be modified and further actions will be taken in settlement and compromise of disputed claims as provided below.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and in settlement and compromise of disputes and claims between the parties and for other good and valuable consideration, the parties agree as follows:

         1. The prior determination by the Company to void and terminate the Employment Agreement and to terminate the Executive's employment is rescinded and such prior determination is void ab initio as of October 28, 1996; and the Executive's employment with the Company under the Employment Agreement, as amended hereby, shall remain in effect until terminated as hereinafter provided.

         2. The parties agree that the Executive is entitled to terminate his employment under Section 8(f) of the Employment Agreement because on and after October 28, 1996, he is no longer serving as, and accordingly is no longer authorized to discharge the usual duties of, Senior Vice President, Chief Financial Officer and Secretary of the Company; and the Executive has elected to and does hereby terminate his Employment Period pursuant to Section 8(f) effective as of the date of this Agreement
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(which date is the "Termination Date" within the meaning of Section 8(h) of the
Employment Agreement).  Pursuant thereto, the parties have agreed as follows:

                 (a) The Company shall pay to the Executive, and simultaneously with the execution and delivery of this Agreement has paid to Executive, in lump sum, in cash, the sum of $343,304, consisting of the following:

                                  (i)      The Company shall pay to the
                          Executive the amount of his Base Salary, $10,153.83, from October 29, 1996 through the date of this Agreement, and the amount of accrued vacation pay, $17,266.97, through the date of this Agreement, aggregating $27,421, less normal deductions for medical insurance, Medicare, Federal income tax withholding and 401k plan; and the Executive acknowledges that payment of such amount is in full and final payment of all Base Salary and accrued vacation pay to which he is entitled.

                                  (ii)     The Company shall pay to the
                          Executive in lump sum, in cash, the agreed amount of $448,000 due to the Executive under the provisions of
                          Section 9(c)(i) of the Employment Agreement (less withholding for Federal income tax and Medicare) and no additional amounts shall be claimed or payable under said Section 9(c)(i); and the Executive acknowledges that payment thereof constitutes full and final payment of all amounts due under said
                          Section 9(c)(i), waives and releases the Executive's claim that the calculation of "incentive compensation" under said Section 9(c)(i) includes the income received from exercise of stock options, and agrees that no additional amounts shall be claimed or payable under said Section 9(c)(i) of the Agreement.

                                  (iii)    As the following coverage under
                          Benefit Plans (as defined in Section 9(c)(iv) of the Employment Agreement) is paid for by the Company (except for the Executive's portion described below) and afforded to the Executive and his dependents, then in accordance with Section 9(c)(iv) of the Employment Agreement:

                                        (A)     The Company shall pay to
                                  Executive the present value of life insurance premiums for three years (less Federal income tax and Medicare withholding) totaling $2,267;

                                        (B)     The Company shall pay to
                                  Executive the present value of MERP (medical and dental for three years, less Federal income tax and Medicare withholding), totaling $13,365; and

                                        (C)     The remaining portion of such
                                  coverage which is paid for by the Company
                                  shall be paid by the Company and afforded to
                                  the Executive and his dependents for a three
                                  (3) year period beginning on the Date of
                                  Termination (i.e., the date of this
                                  Agreement); and the present value ($3,754) of the portion of the coverage which the Executive is obligated to pay for such three year period (based upon the current amount of $26.31 per week) has been deducted from the amount payable to the Executive (as reflected on Schedule A referred to below), and accordingly, the Company shall pay for the Executive's portion of the coverage for such three year period.
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                 Attached hereto as Schedule A is a schedule of the amounts payable, less applicable withholding amounts, under Sections 2(a)(i), 2(a)(ii) and 2(a)(iii)(A) and (B) of this Agreement, aggregating $491,053, less withholding of $145,242, plus refund to Executive of a previous COBRA payment of $1,245 and less the present value of the Executive's portion of Benefit Plan coverages as provided in Subparagraph (C) above, totaling $343,304. The Company has paid such amount of $343,304 to Executive by wire transfer to an account designated by the Executive, the receipt of which Executive hereby acknowledges, in full and final payment of all amounts due under Sections 9(c)(i), 9(c)(ii) and 9(c)(iv) of the Employment Agreement, except for additional amounts hereafter payable under Section 9(c)(iv) of the Employment Agreement as provided in Section 2(a)(iii)(C) of this Agreement above.

                 (b) The provisions of Section 9(c)(ii) of the Employment Agreement shall be inapplicable, and the Executive shall have no right to elect to receive cash for his outstanding options for shares of the Company's Common Stock. The three month period following termination of employment specified in Section 2(b)(i) of the Non-Statutory Stock Option Agreements dated May 23, 1995 and September 29, 1995 between the Company and the Executive (the "Stock Option Agreements"), during which period the Executive is entitled to exercise his stock options then exercisable under the terms of the respective Stock Option Agreements, shall not commence until the termination of the restrictions contained in paragraph (c) of the Affiliates Letter referred to in Section 5 of this Agreement, and this sentence shall constitute an amendment of Section 2(b)(i) of each of the Stock Option Agreements.

                 (c)      No benefits are payable to the Executive under
         Section 9(c)(iii) of the Employment Agreement.

                 (d) Excepting Executive's remaining benefits under Benefit Plans as provided in Section 2(a)(iii)(C) of this Agreement, the Executive waives and releases all further claims for benefits or compensation from the Company.

                 (e) Notwithstanding anything in this Agreement to the contrary, the parties agrees that the provisions of Section 11 of the Employment Agreement shall survive the termination of the Employment Agreement.

         3. Pursuant to Section 14 of the Employment Agreement, the Executive has requested reimbursement of his legal fees and expenses in the amount of $29,719.20 (as reflected by a statement of Scott & Hulse dated November 18, 1996, a copy of which has been delivered by the Executive to the Company) incurred by the Executive in connection with certain disputes arising between the Company and the Executive. Without agreeing or disagreeing that Executive is entitled to such reimbursement, the Company acknowledges that the Employment Agreement is reasonably susceptible of an interpretation that Executive is entitled to such reimbursement. Accordingly, in settlement and compromise of disputes between the parties, the Company has agreed to and does hereby recognize that it is obligated under the provisions of Section 14 of the Employment Agreement to pay such legal fees and expenses of the Executive and, simultaneously with the execution and delivery of this Agreement by the Company and Executive, has paid such amount in full directly to Scott & Hulse.

         4. The Company agrees that all of the payments to be made pursuant to Sections 2 and 3 hereof shall be made in full without any remaining dispute between the Executive and the Company with regard to such payments, and the Company releases any defenses to, and agrees that no offset, counterclaim, charge or deduction (except as set forth in Section 2(a) of this Agreement) of any kind shall be asserted or taken against, payment of such amounts.





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         5.      The Executive, simultaneously with the execution and delivery of this Agreement and as contemplated by the Merger Agreement, has executed and delivered a letter dated October 28, 1996 addressed to ANTEC, the Company and Merger Sub (the "Affiliates Letter") which, among other things, places certain restrictions on the sale or other disposition of TSX Common Stock before the Merger or ANTEC Common Stock after the Merger. The Company represents that the form of such Affiliates Letter executed by the Executive is the same as that executed by other executive officers of TSX.

         6. Except as otherwise provided in this Agreement, the Executive hereby releases, discharges and acquits the Company and its subsidiaries and their respective officers, directors, employees, shareholders, agents and attorneys of and from any claims, damages, liabilities, costs or expenses arising from or growing out of the prior termination on October 28, 1996 of the Employment Agreement and the Executive's employment, including but not limited to the Disputes. Except as otherwise provided in this Agreement, the Company, for itself and its subsidiaries, hereby releases, discharges and acquits the Executive, his agents and attorneys, and the Executive hereby releases, discharges and acquits the Company and its subsidiaries and their respective officers, directors, employees, shareholders, agents and attorneys, of and from any claims, damages, liabilities, costs or expenses (collectively, the "Liabilities") existing on the date hereof or arising from or growing out of events, actions or omissions occurring prior to the date hereof, of whatever kind or nature, known or unknown, liquidated or unliquidated, fixed or contingent, including but not limited to the Disputes; and the Company agrees to indemnify and save harmless the Executive from any such Liabilities to its subsidiaries. Executive agrees to dismiss his demand for arbitration with AAA.

         7. The Employment Agreement and this Agreement shall be construed and interpreted in accordance with the laws of Texas, and the parties consent to the exclusive venue and jurisdiction of the Federal and state courts located in El Paso County, Texas. The Employment Agreement, as amended by this Agreement, contains the entire agreement between the Company and the Executive and supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof. No amendment or modification of the terms of the Employment Agreement or this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the Company and the Executive. This Agreement may be executed in counterparts, each of which shall be deemed an original.

         8. The parties hereto acknowledge and agree that Executive has returned to the Company all property in his possession which belongs to the Company.

         9. Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents that may be reasonably necessary, and otherwise reasonably cooperate and use





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reasonable efforts, to carry out the provisions of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed by the Executive and the Company as of the day and year first above written.

                               TSX CORPORATION


                               By:     /s/ WILLIAM H. LAMBERT
                                  ---------------------------------------------
                                       William H. Lambert, Chairman,
                                       President and Chief Executive Officer


                                       /s/ HAROLD C. TAMBURRO
                               ------------------------------------------------
                                       Harold C. Tamburro





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                                  SCHEDULE A


                                               PAY                     PAYMENT

1       10/29/96 THRU 11/18/96          $10,153.83

        Vacation Pay                     17,266.97

        Total                           $27,420.80                     $27,421


2       Life Ins.  11/16/96 to 11/15/97       $666
                   11/16/97 to 11/15/98       $789
                   11/16/98 to 11/15/99       $963  3 yr pres val @ 6%   2,267


3       MERP       Medical    $2000/yr
                   Dental     $3000/yr
                   Total      $5000/yr              3 yr pres val @ 6%  13,365


4a                    1993        1994          1995          1996
        Base       125,306     134,935       148,770       160,000
                         0      94,400        95,420        85,000

            Severance  2 x ($160,000 + ($94,400 + $95,420) /3)         446,547

4b      1997 target bonus       $160,000 x 40%    $64,000

            Severance  2 x ($160,000 + $64,000)                        448,000


                TOTAL DUE (Gross)                                      491,053


                Med ins 3 wks                    78.93                      79
                401K                            548.07                     548
                Fed Tx @ 28%              28% of 491,053               137,495
                Medicare @ 1.45%          1.45% of 491,0534              7,120
                Subtotal                                               145,242


                Net Due                                                345,811

                Cobra refund                                             1,245


                Deduct present value, Executive's portion of Benefit
                Plan Coverage ($26.31/mo - 3 yr pres val @ 6%)           3,754


                Net payment due                                        343,304